EXHIBIT 99.1

For further Information: At the Company: Ron Santarosa 805-322-9333	At The Investor Relations Company: Tad Gage or Woody Wallace 312-245-2700	Corporate Headquarters Address: 1880 Century Park East, Suite 800 Los Angeles, CA 90067

FOR IMMEDIATE RELEASE

First California Financial Group Announces First Quarter 2008 Results

•	Net income of $2.2 million versus $1.1 million loss

•	Asset quality trends and balances favorable

•	Total assets surpass $1.1 billion

•	Glendale, California branch slated to open

Los Angeles, CA, May 13, 2008 – First California Financial Group, Inc. (Nasdaq:FCAL) today reported net income rose to $2.2 million for the quarter ended March 31, 2008, or 19 cents per diluted share, compared with a first quarter 2007 net loss of $1.1 million, or 15 cents per diluted share. Year-ago results include costs related to the three-bank merger that created First California in March 2007.

Net interest income for the first quarter rose 48% to $10.3 million compared with $6.9 million in first quarter 2007. Noninterest income increased to $2.2 million compared with $937,000 in the same period a year ago. Noninterest income includes service charges on deposit accounts, fees and other income as well as income from loan sales and commissions and unrealized gains on derivatives. Due primarily to market conditions, sales of commercial and multifamily mortgage loans by the commercial mortgage division and the related gains declined significantly in first quarter 2008. Unrealized gains on derivatives, however, were $1.2 million pretax in first quarter compared with no income a year ago. The gains resulted from an upward fair valuation of these instruments.

“Year-over-year comparisons indicate many positive trends,” explained C. G. Kum, president and CEO. “Consecutive quarter trends are also encouraging in light of the current economic environment. We are judiciously making loans to highly qualified borrowers and we are cautious in our growth plans. Our asset quality and capital position remains strong.”

Total past due and nonaccrual loans declined to $11.8 million since year-end and continue to represent a small percentage of total loans outstanding. Nonaccrual loans totaled $5.7 million, the same as the three previous quarters, representing a single real estate-secured loan in bankruptcy court litigation. Total loans compared with year end 2008 rose 1% to $754.4 million. Allowance for loan losses against total loans was 1.02%. The company recorded a loan loss provision of $450,000 and net loan charge-offs of $570,000 during the quarter, mostly comprised of one loan.

Commenting on the company’s loan portfolio, Kum said: “We believe the low level of past due and nonaccrual loans, and their relatively consistent trend, indicates our ability to effectively monitor and manage our loan portfolio. Nominal levels of charge-offs and low exposure to residential real estate differentiates us from others and reflects the quality and diversification of our loan portfolio. We feel comfortable with the adequacy of our allowance and the sufficiency in the related loan loss provision. We believe these metrics illustrate a commitment to strong and prudent underwriting.”

Kum said the company continues to be aggressive in managing risk in its entire loan portfolio, and particularly in the residential construction sector. Updated appraisals of construction projects have enabled First California to work with builder clients to increase interest reserves and lower sale prices to remain in-line with the slow market. He pointed out that most of the residential construction projects are centered in the coastal communities where real estate values have not experienced dramatic declines. First California serves coastal communities in Southern California, which management believes are proving more resistant to economic downturns than many parts of the state.

He added that during the quarter the bank took advantage of its access to wholesale funding sources, permitting a run-off in brokered deposits and selected higher-costing depositors. While the prime interest rate, as published by The Wall Street Journal, declined 200 basis points during the quarter, the company’s net interest margin only fell 20 basis points to 4.14% compared with 4.34% in fourth quarter 2007. The company, he noted, continues to employ a variety of strategies to effectively manage interest margins. Total deposits declined to $729.8 million at the end of the first quarter 2007 from $761.1 million at year end.

Total assets increased $70 million to $1.13 billion compared with $1.06 billion at the same time a year ago. First California was a wholly owned subsidiary of National Mercantile Bancorp formed to facilitate the reincorporation merger with National Mercantile and the merger with FCB Bancorp, which occurred on March 12, 2007. Accordingly, First California’s historical balance sheet and results of operations before the merger are the same as the historical information of National Mercantile. The company’s results of operations include approximately 19 days of FCB’s results for the 2007 first quarter.

Operating Efficiencies and Balanced Growth

First California continued to fine-tune its network of branches to generate operating efficiencies and establish a more visible presence in new areas of the three counties it serves. The company announced plans to close a small branch in El Segundo in May. Kum said a number of individuals in that branch were either re-assigned to other offices or provided with severance.

The previously-mentioned dramatic decline in loan sales and commissions from the Commercial Mortgage Division during the quarter occurred as the secondary market for loans virtually dried up. The company is repositioning its efforts in the origination and sale of commercial and multifamily mortgage loans and reduced staffing in the first quarter. The impact of the severance for this group was not material; however, Kum noted this is one example of the company’s continual monitoring of changes in market conditions and its intent to respond immediately.

The efficiency ratio of 65.03% was down slightly from 66.79% a year ago, but up from 63.50% in fourth quarter 2007. Kum said this reflects annual salary increases, the addition of a new lending team in the Century City office and personnel and costs associated with the soon to be opened Glendale branch. He said the company will remain focused on controlling its operating costs, but that its focus on organic growth and retaining top individuals will cause costs to be incurred before the revenues are realized. As a result, the efficiency ratio measurement will fluctuate between periods as the company invests to support its strategy.

Consistent with its plan to establish a presence in areas of its market it perceives as underserved, the company has targeted May 2008 to open a full-service office in Glendale, north of Los Angeles, approximately in the center of Los Angeles County. The office will give First California a significant new presence in this heavily populated area. The location puts First California within convenient reach of new markets, including media and entertainment industry centers Universal City, Studio City and Burbank. This strategic location is minutes from Pasadena, a center of technology, education, culture, shopping and dining.

Outlook

“Although many areas of California have been seriously affected by the economic slowdown, real estate issues and higher energy prices, the markets we serve have so far proven less vulnerable to the downturn,” said Kum. “We anticipate some clients will have financial challenges in the coming months. We plan to keep moving cautiously and prudently forward with a focus on maintaining high asset quality and a tight rein on expenses as we look for the inevitable economic recovery,” he concluded.

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is an emerging force in Southern California banking. With assets exceeding $1 billion, the company operates throughout Southern California, primarily under the First California Bank brand. The bank’s focus is the commercial market, particularly small- and middle-sized businesses and commercial real estate, development and construction concerns. With a commitment to provide the best client service available in its markets, the bank offers a full line of quality commercial banking products through 12 full-service branch offices and one loan production office. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and capital position, focus on cost management, the monitoring of and management of risks in First California’s loan portfolio, the adequacy of First California’s allowance for loan losses and the related loan loss provision, First California’s strategies in managing interest margins, the monitoring of and response to changing market conditions, First California’s focus on controlling its operating costs while focusing on organic growth and retention of top individuals to provide premier client services, fluctuations in First California’s efficiency ratio, the expected opening of a new branch office and headquarters, the monitoring of First California’s construction loan portfolio, the ability of First California to adequately recover on non-accruing loans in foreclosure, the continued benefit from and the creation of additional operating efficiencies, the status of the economy in the Southern California communities served by First California and its effect on First California’s clients and First California’s ability to continue to maintain high asset quality, control expenses and grow despite the weakened economy and First California’s. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business, including the possibility of a U.S. recession, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California and First California Bank to retain customers, demographic changes, demand for the products and services of First California and First California Bank, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 1880 Century Park East, Suite 800, Los Angeles, CA 90067. Attention: Investor Relations. Telephone (310) 282-6703.

(Financial Table Follows)

First California Financial Group

Unaudited Financial Results

(in thousands except for share data and ratios)

As of or for the quarter ended	31-Mar-08	31-Dec-07	30-Sep-07	30-Jun-07	31-Mar-07
Income statement summary
Net interest income	$10,263	$10,658	$10,954	$11,710	$6,922
Service charges, fees & other income	879	886	858	824	680
Loan commissions & sales	54	586	540	816	257
Operating expenses	8,077	7,845	7,819	8,094	5,249
Provision for loan losses	450	—	—	—	—
Amortization of intangible assets	298	372	242	353	62
Unrealized gain on derivatives	1,225	224	—	—	—
Gain on sale of charter	—	—	—	2,375	—
Integration/conversion expense	—	—	540	1,427	3,476
Expense of early termination of debt	—	—	—	—	1,564

Income (loss) before tax	3,596	4,137	3,751	5,851	(2,492)
Tax expense (benefit)	1,407	1,475	1,340	2,741	(1,397)

Net income (loss)	$2,189	$2,662	$2,411	$3,110	$(1,095)

Balance sheet data
Total assets	$1,134,507	$1,108,842	$1,091,696	$1,033,782	$1,064,896
Shareholders’ equity	138,256	136,867	135,233	131,209	128,113
Common shareholders’ equity	137,256	135,867	134,233	130,209	127,113
Earning assets	1,005,653	988,982	964,387	914,786	931,048
Loans	754,419	746,179	756,264	731,098	722,445
Loans - held for sale	23,927	11,454	3,567	7,256	25,583
Securities	227,032	231,095	204,281	173,654	182,220
Federal funds sold & other	275	255	275	2,777	800
Interest-bearing funds	794,225	759,367	741,246	670,377	723,418
Interest-bearing deposits	540,919	563,818	566,799	557,034	572,679
Borrowings	226,644	168,901	147,811	86,721	123,734
Junior subordinated debt	26,662	26,648	26,635	26,622	27,005
Goodwill and other intangibles	59,444	59,859	60,231	60,472	60,605
Deposits	729,819	761,080	767,237	776,587	770,768
Asset quality data and ratios
Loans past due 30 to 89 days and still accruing	$4,646	$4,746	$3,668	$4,027	$12,693
Loans past due 90 days and still accruing	1,480	2,848	890	953	100
Nonaccrual loans	5,720	5,720	5,720	5,992	334

Total past due and nonaccrual loans	$11,846	$13,314	$10,278	$10,972	$13,127

Repossessed personal property	$161	$197	$244	$161	$303
Other real estate owned	—	—	—	—	—

Total foreclosed property	$161	$197	$244	$161	$303

Net loan charge-offs (recoveries)	$570	$262	$211	$—	$(7)
Allowance for loan losses	$7,708	$7,828	$8,085	$8,296	$8,296
Allowance for loan losses to loans	1.02%	1.05%	1.07%	1.13%	1.15%
Common shareholder data
Basic earnings (loss) per share	$0.19	$0.23	$0.21	$0.27	$(0.16)
Diluted earnings (loss) per share	$0.19	$0.22	$0.20	$0.25	$(0.15)
Book value per share	$11.95	$11.81	$11.46	$11.11	$11.01
Tangible book value per share	$6.77	$6.61	$6.32	$5.95	$5.76
Shares outstanding	11,485,220	11,500,520	11,715,310	11,715,185	11,545,601
Basic weighted average shares	11,484,749	11,621,958	11,715,245	11,565,075	6,902,629
Diluted weighted average shares	11,757,532	11,887,269	12,246,499	12,241,087	7,160,279
Selected ratios
Return (loss) on average assets	0.80%	0.99%	0.93%	1.19%	-0.63%
Return (loss) on average equity	6.47%	8.01%	7.19%	9.63%	-5.12%
Equity to assets	12.19%	12.34%	12.39%	12.69%	12.03%
Tangible equity to tangible assets	7.33%	7.34%	7.27%	7.27%	6.72%
Efficiency ratio	65.03%	63.50%	63.30%	60.63%	66.79%
Net interest margin [tax equivalent]	4.14%	4.34%	4.77%	5.25%	4.50%
Total capital ratio:
First California Bank	12.12%	11.98%	11.34%	12.03%	10.09%

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